As filed with the Securities and Exchange Commission on April 30, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0216800
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3680 Victoria Street North

Shoreview, Minnesota 55126-2966

(651) 483-7111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony C. Scarfone	Copy to:
Senior Vice President, General Counsel & Secretary	Robert A. Rosenbaum
Deluxe Corporation	Dannette L. Smith
3680 Victoria Street North	Dorsey & Whitney LLP
Shoreview, Minnesota 55126-2966	50 South Sixth Street
(651) 483-7122	Minneapolis, Minnesota 55402-1498
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(612) 340-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Debt Securities	$500,000,000(2)	100%(3)	$500,000,000(3)	$40,450

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
(2)	If any debt securities are issued at an original issue discount, then such greater principal amount as may be sold for an aggregate initial offering price of up to $500,000,000. Any offering of debt securities denominated in a currency other than U.S. dollars or in a composite currency will be treated as the equivalent in U.S. dollars based on the exchange rate in effect at the time of purchase of the debt securities.
(3)	Plus accrued interest, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated             , 2003

PROSPECTUS

[DELUXE LOGO]

$500,000,000

DELUXE CORPORATION

DEBT SECURITIES

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total principal amount of $500,000,000.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus.

We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be in any accompanying prospectus supplement.

You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information; Incorporation by Reference” on page 14.

This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.

Investing in the debt securities involves risks. “Risk Factors” begin on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

i

RISK FACTORS

Investing in our debt securities involves risk, not all of which are described in this prospectus and any prospectus supplement. You should carefully consider the risks and uncertainties described below and any risk factors in any prospectus supplement and our reports to the SEC incorporated by reference into this prospectus along with the other information in this prospectus and the accompanying prospectus supplement before deciding whether to purchase any debt securities we may offer. If any of the following risks or the risks contained in the supplemental prospectus or our reports to the SEC actually occur, our business and operating results could be harmed. This could cause the value of the purchased debt securities to decline, and you may lose all or part of your investment.

The paper check industry overall is a mature industry and if the industry declines faster than expected, it could have a materially adverse impact on our operating results.

Check printing is, and is expected to continue to be, an essential part of our business and the principal source of our operating income. We primarily sell checks for personal and small business use and believe that there will continue to be a substantial demand for these checks for the foreseeable future. However, according to our estimates, total checks written by individuals and small businesses continued to decline slightly in 2002, and the total number of personal, business and government checks written in the United States has been in decline since the mid-1990s. We believe that checks written by individuals and small businesses will continue to decline due to the increasing use of alternative payment methods, including credit cards, debit cards, smart cards, automated teller machines, direct deposit, electronic and other bill paying services, home banking applications and Internet-based payment services. However, the rate and the extent to which alternative payment methods will achieve consumer acceptance and replace checks cannot be predicted with certainty. A surge in the popularity of any of these alternative payment methods could have a material, adverse effect on the demand for checks and a material adverse effect on our business, results of operations and prospects.

Our strategic initiatives may cost more than anticipated and may not be successful.

We are developing and evaluating plans and launching initiatives for future growth, including the development of additional products and services and the expansion of Internet commerce capabilities. These plans and initiatives will involve increased levels of investment. There can be no assurance that the amount of this investment will not exceed our expectations and result in materially increased levels of expense. The new products and services we develop may not meet acceptance in the marketplace. Also, Internet commerce initiatives involve new technologies and business methods and serve new or developing markets. There is no assurance that these initiatives will achieve targeted revenue, profit or cash flow levels or result in positive returns on our investment.

DELUXE CORPORATION

Deluxe Corporation is the largest provider of checks in the United States, both in terms of revenue and number of checks produced. We design, manufacture and distribute a comprehensive line of printed checks. In addition to checks, we also offer checkbook covers, business forms, address labels, self-inking stamps, fraud prevention services and customer retention programs. We provide check printing services for approximately 10,000 financial institution clients nationwide, including banks, credit unions and financial services companies. We also market products directly to consumers and small businesses through the Internet and direct response marketing.

We operate through three business segments: Financial Services, Direct Checks and Business Services.

Financial Services is the nation’s leading supplier of checks, related products and check merchandising services to financial institutions. Customers typically submit their check orders to their financial institution, which forwards those orders to us. We then process the orders and ship them directly to the customers. Financial Services produces a wide range of check designs, with many customers preferring one of the dozens of licensed designs we offer, including Disney®, Warner Brothers®, NASCAR™, Harley-Davidson®, Coca-Cola® and Laura Ashley®. Additionally, we offer enhanced services to our financial institution clients, such as customized reporting, file management, expedited account conversion support and fraud prevention. Our relationships with specific financial institutions are usually formalized through supply contracts averaging three to five years in duration.

Direct Checks is the nation’s leading direct-to-consumer check supplier, selling under the Checks Unlimited® and Designer® Checks brands. Through these two brands, we sell personal and business checks, as well as related products, using the Internet and direct response marketing. We use a variety of direct marketing techniques to acquire new customers, including freestanding inserts in newspapers, in-package advertising, statement stuffers and co-op advertising. We also use e-commerce strategies to direct traffic to our websites. We continue to emphasize telephone and Internet contacts because they provide a more efficient way of selling products than through the mail. As a result, Direct Checks received over 20 percent of its order volume through the Internet in 2002 via three websites: www.checksunlimited.com, www.designerchecks.com and www.checks.com. There has been an overall softening in direct mail industry response rates causing some of the cooperative mailers and other businesses we have relied upon to distribute direct mail advertisements to reduce their circulation. This has made it challenging, and more costly, to acquire suitable advertising media for our traditional means of new customer acquisition. We are exploring new opportunities such as the Internet and other partners to replace traditional media sources.

Business Services is a leading supplier of checks, forms and related products to small businesses and home offices through financial institution referrals and via direct mail and the internet. We offer software-compatible laser checks and forms, manual business checks and forms, business cards, stationery and accessories and currently have a database of approximately 1.8 million customers. Business Services also works with financial institutions to help them better meet the needs of their small business customers. Through a successful business referral program, our financial institution clients refer new small business customers by calling us directly at the time of new account opening.

Deluxe was incorporated in Minnesota in 1920. From 1920 to 1988, our company was named Deluxe Check Printers, Incorporated. Our principal executive offices are located at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966, telephone (651) 483-7111.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, the net proceeds we receive from the sale of the debt securities will be used for general corporate purposes. General corporate purposes may include funding our share repurchases under our repurchase program, refinancing of debt, capital expenditures, working capital or financing for possible acquisitions. We do not currently have any definitive agreements, arrangements or understandings regarding any particular acquisition.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2003
Ratio of Earnings to Fixed Charges (1)	14.5	19.2	18.7	33.2	42.6

(1)	For the purpose of computing the ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, plus fixed charges, plus a proportional share of earnings of 50 percent owned companies, less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest on all indebtedness, amortization of debt discount and expense and that portion of rental expense deemed to be representative of interest.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms or provisions outlined in this section that will not apply to those debt securities.

The debt securities will be issued under an indenture between us and Wells Fargo Bank Minnesota, N.A., as trustee. As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture.

We have summarized the material terms and provisions of the indenture in this section. We have also filed the indenture as an exhibit to the registration statement. You should read the indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

The debt securities will be our direct, senior and unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we may issue. The indenture permits us to issue debt securities from time to time, and debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301)

A prospectus supplement (including any separate pricing supplement) relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the purchase price of the debt securities;

•	the person to whom any interest on the debt securities is to be paid, if different from the registered holder of the debt securities;

•	the date or dates on which the debt securities will be payable or the method by which those dates can be determined;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the place where the principal, premium and interest on the debt securities will be payable;

•	any obligation or option we have to redeem, purchase or repay debt securities, or any option of the registered holder to require us to redeem or repurchase debt securities and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•	the denomination of the debt securities, if other than a denomination of $1,000 or a multiple of $1,000;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any changes or additions to or deletions of the events of default or covenants contained in the indenture;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities which will be payable upon acceleration of the maturity of the debt securities;

•	any index used to determine the amount of payment of principal, premium and interest on the debt securities;

•	whether the debt securities are to be issued, in whole or in part, in the form of one or more global securities and, if so, the depositary for those global securities and the circumstances under which any of those global securities may be exchanged or transferred to a person other than that depositary or its nominee;

•	any covenant included for the benefit of the debt securities in addition to those included in the indenture;

•	whether and under what terms and conditions we may defease the debt securities or any of the covenants; and

•	any other material terms of the debt securities.

Payment; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register. (Sections 301, 305, 1001 and 1002)

There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, in denominations of $1,000 each or multiples of $1,000. (Section 302)

Original Issue Discount

Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon an acceleration of the maturity of the debt security under the indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. The specific terms of the depository arrangements with respect to a series of debt securities will be described in the applicable prospectus supplement.

Restrictive Covenants

Restriction on Secured Debt

We will not, nor will we permit any Restricted Subsidiary to issue, assume or guarantee any indebtedness secured by a pledge, mortgage, security interest, lien or other encumbrance (pledges, mortgages, security interests, liens and other encumbrances are called “liens”) upon any Principal Property or upon any shares of capital stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares or indebtedness are now owned or are acquired in the future), without effectively providing that all of the debt securities issued under the indenture are secured equally and ratably. These restrictions do not apply to indebtedness secured by liens existing on the date of the indenture or to:

•	liens on any property existing at the time of its acquisition;

•	liens on property of a company existing at the time it is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease, or other disposition of the properties of a company as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

•	liens on property of a company existing at the time it becomes a Restricted Subsidiary;

•	liens securing inter-company indebtedness;

•	liens to secure all or part of the cost of acquisition, construction or improvement of the underlying property; provided that the commitment of the creditor to extend the credit secured by the lien is obtained within 120 days before or after the completion of the acquisition, construction or improvement;

•	liens in favor of any foreign or domestic governmental agency to secure certain payments;

•	certain liens imposed by operation of law;

•	liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property or other title defects which do not materially impair the use of the real property or materially detract from the value of the real property; and

•	any extension, renewal or replacement of any of the liens referred to above, provided that the principal amount of the indebtedness secured by the lien is not increased and the lien is limited to all or part of the same property, shares of stock or indebtedness. (Section 1007)

Notwithstanding these restrictions, we and our Restricted Subsidiaries may, without securing the debt securities, issue or assume secured debt so long as, after giving effect thereto, the aggregate amount of secured debt (not including secured debt permitted under the specific exceptions listed above) and the aggregate Attributable Debt of the Sale and Leaseback Transactions entered into (other than those permitted under the specific exceptions described in “Restriction on Sale and Leaseback Transactions”) together do not exceed 10% of Consolidated Total Assets.

Restriction on Sale and Leaseback Transactions

We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with a term of more than three years with respect to any Principal Property, unless:

•	at the time of entering into such arrangement, we or our Restricted Subsidiary would, without equally and ratably securing the debt securities, be entitled to incur indebtedness secured by a lien on the property pursuant to one of the exceptions discussed in “Restriction on Secured Debt”;

•	we apply, within 120 days after the date of the Sale and Leaseback Transaction, an amount equal to the net available proceeds from the sale of the Principal Property to the retirement of any of our indebtedness with a term of more than 12 months, which may include retirement of the notes; or

•	after giving effect thereto, the aggregate amount of secured debt (not including secured debt permitted under the exceptions listed above) and the aggregate Attributable Debt of the Sale and Leaseback Transactions (not including those permitted by the two exceptions listed above) together do not exceed 10% of Consolidated Total Assets. (Section 1008)

Definitions Used in the Restrictive Covenants

For purposes of the covenants described above:

“Attributable Debt” means, as of the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for Net Rental Payments during the remaining term of the lease.

“Consolidated Total Assets” means the total of all the assets appearing on the consolidated balance sheet of Deluxe and its subsidiaries, determined according to U.S. generally accepted accounting principles applicable to the type of business in which Deluxe and its subsidiaries are engaged, all as shown in the consolidated balance sheet of Deluxe for its most recent quarter prior to the event for which the determination is being made.

“Net Rental Payments” means the sum of the rental and other payments required to be paid in the period by the lessee under the lease, but excluding payments on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges, and any amounts required to be paid by the lessee that are contingent upon the amount of sales, maintenance and repairs, insurances, taxes, assessments, water rates or similar charges.

“Principal Property” means any manufacturing plant (consisting of real estate, buildings and fixtures) located within the United States of America (other than its territories or possessions) owned by us or any of our subsidiaries, which individually has a gross book value (without deduction of any depreciation reserves), on the date when the determination is being made, in excess of 2% of Consolidated Total Assets (as defined above). However, a Principal Property does not include any manufacturing plant to the extent it is financed by obligations issued by a State or local governmental unit pursuant to Section 142(a)(5), 142(a)(6), 142(a)(8) or 144(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereof. A Principal Property also does not include any manufacturing plant that is not of material importance to the business conducted by us or our subsidiaries, taken as a whole.

“Restricted Subsidiary” means any of our subsidiaries that owns or leases a Principal Property.

Consolidation, Merger or Sale

The indenture generally permits a consolidation or merger between us and another corporation, partnership or trust organization. It also permits the sale or transfer by us of all or substantially all of our property and assets to another corporation, partnership or trust organization. These transactions are permitted if:

•	the resulting or acquiring corporation, if other than us, assumes by supplemental indenture all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, no event of default exists or will exist; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel representing that the transaction and the related supplemental indenture comply with the indenture. (Section 801)

If we consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture, with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities. (Section 802)

Events of Default

Unless otherwise stated in the applicable prospectus supplement, an “event of default,” when used with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment required on debt securities of that series when due;

•	failure to perform any other covenant in the indenture that applies to debt securities of that series for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the debt securities of that series when that series is created. (Section 501)

Acceleration

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. (Section 502)

Rescission of Acceleration

After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if:

•	we pay or deposit with the trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

•	interest on the overdue interest, to the extent lawful;

•	all amounts due the trustee under the indenture; and

•	all events of default with respect to that series of debt securities, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived, as provided in the indenture. (Section 502)

The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

The indenture requires us to file an officers’ certificate with the trustee each year regarding our performance of certain obligations under the indenture and which states that certain defaults do not exist under the terms of the indenture. (Section 704)

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Section 512)

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding;

•	the trustee has not started the proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with the request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce the payment. (Section 508)

Modification and Waiver

Without Holder Consent

Under the indenture, we and the trustee can modify or amend the indenture without the consent of any holder of debt securities for the following purposes:

•	to evidence the succession of another entity to us;

•	to add any covenants or other provisions for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us;

•	to add any additional events of default for all or any series of debt securities;

•	to provide for the issuance of bearer securities;

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture (i) that does not apply to any debt securities that are created prior to the modification and does not modify the right of the holders of those debt securities with respect to those provisions, or (ii) when there is no debt security that would be affected by the modification outstanding;

•	to provide security for the debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders of the debt securities in any material respect. (Section 901)

With Holder Consent

Under the indenture, we and the trustee can modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, we may not, without the consent of the holder of each debt security affected:

•	change the stated maturity date of any payment of principal or interest;

•	reduce the principal amount, premium amount or interest due on the debt securities;

•	reduce the amount of principal of an original issue discount debt security due upon acceleration of its maturity;

•	change the place of payment or currency in which any payment on the debt securities is payable;

•	limit a holder’s right to sue us for the enforcement of certain payments due on the debt securities;

•	reduce the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture;

•	reduce the percentage of outstanding debt securities required to waive compliance of certain provisions of the indenture or to waive certain defaults under the indenture; or

•	modify any of the foregoing requirements or the requirements of waiver of restrictive covenants and past defaults discussed below. (Section 902)

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series of debt securities affected by a particular covenant or condition, may on behalf of all holders of that series, waive compliance by us with certain restrictive covenants or conditions of the indenture. (Section 1010)

In addition, under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513)

Defeasance

Defeasance and Discharge.    We will be discharged from our obligations on the debt securities of any series if we deposit with the trustee, in trust, sufficient money or U.S. government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities. (Section 403) As used in this document, “U.S. government obligations” mean the direct obligations of the United States of America, backed by its full faith and credit. (Section 101)

However, in addition to fulfilling certain other requirements, we can only be discharged from our obligations under any series of debt securities if:

•	we deliver to the trustee an opinion of counsel and an officer’s certificate confirming that there has been a change in applicable Federal law, or the United States Internal Revenue Service has either published or given us a ruling to the effect that the discharge will not result in a taxable event for the holders of the debt securities; and

•	we deliver to the trustee an opinion of counsel and an officer’s certificate confirming that the discharge of our obligations under the debt securities will not cause that series of debt securities to be de-listed from the New York Stock Exchange or any other securities exchange if it was originally listed there. (Section 403)

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•	the indenture will no longer apply to the debt securities of that series (except for obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds); and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 403)

Defeasance of Certain Covenants.    We will be discharged from our obligations under the following covenants of the indenture if we deposit with the trustee, in trust, sufficient money or U.S. government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities:

•	Maintenance of Properties (Section 1005);

•	Payment of Taxes and Other Claims (Section 1006);

•	Restrictions on Secured Debt (Section 1007);

•	Restrictions on Sale and Leaseback Transactions (Section 1008);

However, in addition to fulfilling certain other requirements, we can only be discharged from our obligations under any covenants of any series of debt securities if:

•	we deliver to the trustee an opinion of counsel confirming that the discharge will not result in a taxable event for the holders of that series of debt securities; and

•	we deliver to the trustee an opinion of counsel and an officer’s certificate confirming that the discharge of our covenant obligations will not cause that series of debt securities to be de-listed from the New York Stock Exchange or any other securities exchange if it was originally listed there. (Section 1009)

Defeasance and Events of Default.    If we exercise our option not to comply with the certain covenants listed above and the debt securities of that series become immediately due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of that series (such as sinking fund payments) on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.

Redemption

The prospectus supplement will describe the provisions, if any, for redemption of the debt securities at our option.

Unless otherwise described in the prospectus supplement, we are not required to make mandatory redemption or sinking fund payments. The prospectus supplement will describe the provisions, if any, regarding sinking fund provisions.

Regarding the Trustee

The trustee is trustee under the Indenture, dated October 27, 1995, between us and the trustee. The trustee also is a lender under our credit facilities. The trustee provides us with cash management and other banking and advisory services in the ordinary course of business from time to time and is one of our customers and purchases products and services from us in the ordinary course of business. The trustee also acts as our stock transfer and stock options agent.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities offered under this prospectus as follows:

•	directly to purchasers;

•	through agents;

•	to underwriters or dealers for resale; or

•	through a combination of any of these methods of sale.

The distribution of the debt securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may also determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe in the related prospectus supplement how any such auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations.

If the applicable prospectus supplement indicates, we may authorize underwriters, dealers or our agents to solicit offers by institutions to purchase the debt securities from us under contracts that provide for payment and delivery on a future date. The prospectus supplement will specify the conditions of these contracts and the commission payable for solicitation of the contracts.

In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities offered under the prospectus may be underwriters as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts, concessions or commissions allowed or re-allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain liabilities.

When we issue the debt securities offered under this prospectus, they will be new securities without an established trading market. If we sell the debt securities offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any debt security offered under this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of debt securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents for the debt securities or affiliates of such persons. These underwriters and agents and their affiliates may receive compensation, trading gain or other benefit from these transactions.

EXPERTS

The consolidated financial statements of Deluxe Corporation and its subsidiaries as of December 31, 2002 and 2001, and for each of the two years ended December 31, 2002, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Deluxe Corporation and its subsidiaries for the year ended December 31, 2000, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the debt securities will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward looking statements based on our current expectations, assumptions, estimates and projections about ourselves and our industry. Forward looking statements may be identified by the use of language such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should” or “continue,” and similar language. These forward looking statements involve risk and uncertainty. Our actual results could differ materially from those anticipated in the forward looking statements as a result of many factors, some of which are described in the “Risk Factors” section above and in any prospectus supplement and our annual, quarterly and special reports, proxy statements and other information filed with the Securities and Exchange Commission incorporated by reference into this prospectus.

Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following:

•	intense competition in all areas of our business;

•	consolidation among financial institutions;

•	the inherent unreliability of forecasts involving future results due to numerous factors, many of which are beyond our control;

•	uncertainties regarding our share repurchase program;

•	the impact of economic conditions within the United States;

•	the effect of increased marketing, production or delivery costs on our profitability;

•	the effect of software defects;

•	uncertainties with respect to future acquisitions;

•	the limited source of supply for our printing plate material;

•	uncertainties regarding protecting our rights in intellectual property;

•	our dependence upon third party providers for certain significant information technology needs;

•	the effect of legislation relating to consumer privacy protection;

•	the tax treatment of the spin-off of eFunds;

•	sales and other taxes; and

•	environmental risks.

Additional information concerning these and other factors that could cause actual results or events to differ materially from our current expectations is included in our most recent report filed with the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy our reports, proxy statements and other information at the SEC’s public reference facilities at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. You can also obtain copies of these materials at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference facilities.

We also file documents electronically with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this web site is http:/www.sec.gov. You may also inspect our reports, proxy statements and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the debt securities described in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Deluxe Corporation

3680 Victoria Street North

Shoreview, Minnesota 55126-2966

(651) 483-7111

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information that is different. We are only offering the securities in states where it is legal to offer and sell them. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of the document. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a prospectus supplement or a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The table below sets forth expenses in connection with the issuance and distribution of the securities registered by this prospectus. All fees and expenses other than the SEC registration fee are estimated and subject to future contingencies. The expenses listed will be paid by Deluxe.

SEC Registration Fee	$40,450
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	45,000
Printing Expenses	20,000
Trustee Fees and Expenses	10,000
Rating Agencies Fees	127,500
Miscellaneous	10,000

Total	$272,950

Item 15.    Indemnification of Directors and Officers

Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires Deluxe to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Deluxe against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Article XII of Deluxe’s Amended Articles of Incorporation provides that no director of Deluxe shall be personally liable to Deluxe or its shareholders for monetary damages for breach of fiduciary duty by such director as a director. Article XII does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to Deluxe or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

The Bylaws of Deluxe provide that Deluxe shall indemnify such persons for expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by the provisions of the Minnesota Statutes relating to indemnification of directors, officers and employees of Minnesota corporations.

Deluxe maintains an insurance policy or policies to assist in funding the indemnification of directors and officers for certain liabilities.

Item 16.    Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1990).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

4.1

Amended and Restated Rights Agreement, dated as of January 31, 1997, by and between the Company and Norwest Bank Minnesota, National Association, as Rights Agent, which includes as Exhibit A thereto, the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form 8-A/A-1 (File No. 001-07945) filed with the Commission on February 7, 1997).

4.2

Amendment No. 1 to Amended and Restated Rights Agreement, entered into as of January 21, 2000, between us and Norwest Bank Minnesota, National Association as Rights Agent (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2000).

4.3

Indenture, dated October 27, 1995, by and between the Company and Norwest Bank Minnesota, National Association (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (33-62041) filed with the Commission on August 23, 1995).

4.4

First Supplemental Indenture, dated as of December 4, 2002, by and between the Company and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, National Association), a national banking association as trustee, to the Indenture, dated October 27, 1995, by and between the Company and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, National Association) (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, dated December 4, 2002).

4.5

Officer’s Certificate and Company Order, dated December 4, 2002, including form of 5.00% Senior Note due 2012 (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, dated December 4, 2002).

4.6

Credit Agreement dated as of August 19, 2002, among us, Bank One, N.A. as administrative agent, The Bank of New York as syndication agent, Wachovia Bank, N.A. as documentation agent and the other financial institutions party thereto, related to a $175,000,000 364-day revolving credit agreement (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2002).

4.7

Credit Agreement dated as of August 19, 2002, among us, Bank One, N.A. as administrative agent, The Bank of New York as syndication agent, Wachovia Bank, N.A. as documentation agent and the other financial institutions party thereto, related to a $175,000,000 5-year revolving credit agreement (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2002).

4.8	Indenture, dated April 30, 2003, by and between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee (filed herewith).

4.9	Form of debt securities (included as part of Exhibit 4.8).

5.1	Opinion and consent of Dorsey & Whitney LLP regarding the legality of the debt securities (filed herewith).

12.1	Statement regarding computation of ratios (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney (filed herewith).

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank Minnesota, N.A. (filed herewith).

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby also undertakes that:

(1)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shoreview, State of Minnesota, on April 30, 2003.

DELUXE CORPORATION

/s/ LAWRENCE J. MOSNER
Lawrence J. Mosner Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ LAWRENCE J. MOSNER Lawrence J. Mosner	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	April 30, 2003

/s/ DOUGLAS J. TREFF Douglas J. Treff	Senior Vice President and Chief Financial Officer (principal financial officer)	April 30, 2003

/s/ KATHERINE L. MILLER Katherine L. Miller	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	April 30, 2003

* Ronald E. Eilers	Director	April 30, 2003

* Daniel D. Granger	Director	April 30, 2003

* Barbara B. Grogan	Director	April 30, 2003

* Charles A. Haggerty	Director	April 30, 2003

* Cheryl Mayberry McKissack	Director	April 30, 2003

* Stephen P. Nachtsheim	Director	April 30, 2003

* Martyn R. Redgrave	Director	April 30, 2003

* Robert C. Salipante	Director	April 30, 2003

*By	/s/ LAWRENCE J. MOSNER

Lawrence J. Mosner Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.8	Indenture, dated April 30, 2003, by and between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee.

4.9	Form of debt securities (included as part of Exhibit 4.8).

5.1	Opinion and consent of Dorsey & Whitney LLP regarding the legality of the debt securities.

12.1	Statement regarding computation of ratios.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank Minnesota, N.A.